Exhibit 99.2

GHL ACQUISITION CORP

Moderator:   James Babski
June 3, 2009
8:30 a.m. ET

Operator:
Good morning, my name is (Arnika) and I will be your conference operator today.  At this time I would like to welcome everyone to the Iridium first quarter earnings conference call.  All lines have been placed on mute to prevent any background noise.

After the speakers' remarks there will be a question and answer session.  If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad.  If you would like to withdraw your question press the pound key.  Thank you.

I would now like to turn the call over to James Babski of GHL Acquisition Corp. Please go ahead, sir.

James Babski:
Thank you, operator.  Before I review the structure of this morning's call I would like to read the Safe Harbor statement.  This conference call could contain forward-looking statements about GHL Acquisition Corp. or Iridium Satellite LLC within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are statements that are not historical fact.  Such forward-looking statements are based upon the current belief and expectations of the management of GHL Acquisition and/or Iridium Satellite and are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements.

Such risks are more fully discussed in GHL Acquisition Corp.'s filings with the Securities and Exchange Commission.  The information set forth herein should be considered in light of such risks.  Neither GHL Acquisition nor Iridium Satellite assume any obligation to update the information contained in this conference call.

I now would like to turn the floor over to Scott Bok, CEO of GHL Acquisition, for some brief comments.  Then we'll hear from Matt Desch, Iridium Satellite's CEO, who will take us through the highlights of the first quarter.  Eric Morrison, Iridium's CFO, will then review details of the financial results with us, and then we'll take your questions.  Now I'll turn the program over to Scott Bok.

Scott Bok:
Thank you, James, and good morning to all of you on the line.  I imagine many of you have participated in our conference call on April 28th and are aware at that time that we announced amended terms for the GHQ - Iridium transaction.

The amendment reduced the total consideration payable to Iridium's owners to reflect changes in equity market valuations since we entered the original transaction agreement last September.  The amended terms imply an enterprise value purchase price of $517 million.

Particularly when you combine this change with recent moves in the stock market, we think this change was quite attractive for GHQ shareholders.  Before we move on to Iridium's results, I want to update you on a few GHQ transaction related items.

First, GHQ announced last night that it has retained Deutsche Bank as a financial advisor with respect to the transaction between GHQ and Iridium.  GHQ also announced that it has filed the shelf registration statement with the Securities and Exchange Commission pursuant to which it may offer, and subsequent to the closing of the transaction between GHL Acquisition and Iridium, sell additional shares of common stock.

In connection with any such offering of common shares, we will seek to appoint underwriters who are respected for their expertise in the satellite communications and related industry sectors.  Separately, Bank of America Securities has agreed to sell all of the approximately 3.7 million GHQ warrants that it owns to GHQ for an aggregate consideration of approximately $1.8 million subject to the closing of the Iridium transaction.

GHQ may, subject to market conditions, engage in various additional open market and privately negotiated transactions in its common stock and warrants.  GHL Acquisition further announced that B of A has agreed to reduce the amount of its deferred underwriting compensation by approximately $8.2 million.  Taken together all of these steps relate to the goal of transitioning our shareholder base to a group of long-term fundamental investors over time

Now turning to Iridium's financial results, when we announced the amendment to the transaction agreement in April, Iridium provided guidance for 2009 of single digit revenue growth and operational EBITDA in the range of $120 million to $130 million for the full year.

Iridium's first quarter results announced last evening are on track with that guidance, and we continue to be impressed with the company's resilience and growth during very tough global economic conditions.  The company's full year guidance implies growth in operational EBITDA from 2008 to 2009 in the range of 11 percent to 20 percent which is a healthy growth rate even in a good economy.

Before I turn the call over to Matt, I'd like to make a few comments on what we learned from the first quarter.  In both this quarter and the last, Iridium has demonstrated its resilience.  In a time of unprecedented corporate cutbacks of all kinds, Iridium continues to grow and be profitable.

This points to the strength of the management team, the company's global network coverage and the critical nature of the services Iridium provides.  There is no company like Iridium and this is apparent in the results that we announced last night.

With that I'll hand it over to Matt Desch for Iridium's first quarter 2009 update. Matt?

Matt Desch:
Thanks, Scott.  Hello, everyone.  The first quarter was not a typical quarter for Iridium, but it was a good quarter and we continued our positive momentum in spite of the current economic conditions.  Let me share a few key points and some observations on the quarter and then I'll turn it over to Eric to go through the numbers in greater detail.

First, total subscribers reached 328,000 in the first quarter.  That's a 31 percent increase over this time a year ago and about a third more subscribers.  I think this represents healthy growth during an especially tough time in the economy and keeps us on track to increase subscribers by 20 percent in 2009 as we announced before as guidance.

Our strongest performance during the quarter came from commercial service revenues which increased 27 percent over the same period last year.  We are particularly pleased by this because commercial service revenue represents the highest margin recurring revenue stream in our business.  This growth is an excellent indicator of the fundamental strength of our business in difficult economic times.  In short, Iridium customers place a high value on our service.

As we indicated in our release, subscriber equipment revenue was off 34 percent compared to first quarter 2008.   First, a change in accounting rules contributed to this result.  In fact year-over-year comparisons of revenue are affected by $2 million of equipment amortization related to sales of equipment in prior years that are included in the first quarter of 2008.

Without the impact of the amortization, overall revenue would have increased 4.8 percent versus two percent and equipment revenue would have declined by 29.8 percent rather than by 34.8 percent.  Second, undoubtedly, the global economic climate contributed to subscriber equipment sales that were slower than their traditional pace.

And, finally, we believe that this was compounded by the process of phasing two new products into the market.  These products are the Iridium 9555 handset and our new enhanced band with data and voice service, Iridium OpenPort, and I will return to those in a moment.

Total revenue increased two percent over the same period last year, almost $76 million in the quarter.  First quarter is typically one of our slowest quarters and this year was no exception, but I'm pleased that despite lower device shipments, we're still registering growth in line with our expectations.

Let me go back briefly into a little more information on our service growth and then into the equipment transition.  First, in terms of commercial voice and data traffic, in the first quarter, usage increased in the markets that we serve, including maritime, aviation, and land mobile.

Combined commercial voice and data traffic grew nearly 12 percent for the first quarter of 2009 compared to the same period in 2008.  This included growth in voice traffic of seven percent and growth in traditional data traffic of 23 percent during the quarter, as compared to the same quarter in 2008.

Usage is a strong indicator for us and we're pleased to see that it's increasing even in a time when fewer business jets are flying and fewer ships are sailing.  Our commercial service revenues often consist of a monthly service fee in addition to minute or per kilobyte pricing, so even when airplanes are grounded or ships are in port, we're generating revenue from the customer.

We're also hearing that a lot of maritime customers are still sailing but with reduced loads.  In those cases, the crews still call home and the captain still needs to communicate the ship’s business with the fleet owner as well.

In terms of commercial equipment, a couple of things are going on.  First the market response to the Iridium 9555 handset has been very enthusiastic.  You may have read the recent Financial Times review where our handset was pronounced, and I quote, "Without a doubt the best satellite phone the reviewer had ever tested."

We have built a better mousetrap and our customers think it's a winner, too.  That said, in a soft economy, we see our partners working through existing inventory of our prior model and behaving more conservatively in terms of inventory kept in stock.  Because many of us tend to think of the mobile device market in terms of the large traditional mobile phone market, it's important to put the introduction of the 9555 in context.

Satellite phones of the feature rich, rugged quality that we produce are expensive and this is the first new Iridium handset in four years.  It's not a market where consumers are driven by the bleeding edge or even the leading edge, when it comes to new devices.

Iridium handsets are the only mobile communication handset that works anywhere in the world and developing, marketing, and selling a quality satellite phone is a complex endeavor.  It's also an area where Iridium has had a long track record of unmatched leadership.

And we also continue the roll out of OpenPort, our high speed maritime product, after completing extensive sea trials and testing with our service partners who are taking the product to market.  Today, hundreds of vessels are using OpenPort at sea as an alternative to existing products from our competitors and we're hearing confirmation from the market that this is an attractive product at the right price point in terms of hardware, installation, and service costs.

We're especially pleased with the public support that Iridium partners like Globe Wireless have voiced in recent weeks and with the promotions that our partners have launched in support of OpenPort.

One great example is that on a recent trip to Antarctica crew members of an Argentinean navy vessel used OpenPort to call their families and also blog about their trip on Facebook, which is all the more remarkable, when you consider that Iridium is the only mobile satellite communications service that covers Antarctica.

While still early, we're encouraged by the volume of usage that OpenPort units are generating.  This brings me again to the maritime industry as a whole, which continues to represent great opportunity for Iridium.

As I said before, the fact that ships are still sailing and crew are calling, in particular, remains a bright spot in maritime, no doubt bolstered by recently introduced products like our Go-Chat prepaid card for crew calling.

On our last quarterly conference call, I mentioned that the International Maritime Organization, which governs ocean-going vessels, issued a rule requiring every vessel of 300 gross tons or more on international voyages to have a long-range identification and tracking or LRIT device installed.

Now that ruling is significant for Iridium because we're the only approved solution for tracking in sea area four, which encompasses the world's polar regions.  The new rules go into effect on July 1st, 2009 and to date we have certified three value-added manufacturers for Iridium-enabled LRIT devices.

LRIT drives home an important aspect of our strategic value, namely that we are the only truly global MSF company in ships, and particularly the large ocean-going vessels that LRIT tracks and that are increasingly finding themselves in extreme northern or southern latitudes, where other satellite systems don't work well or do not have coverage.

Iridium also continues to see progress in the aviation sector, which is noteworthy because it emphasizes the diversity of our aviation customer base.  We all know that usage of business jets has dropped in the current economy, but Iridium has seen continued strength in the aviation market, which is coming from petroleum service helicopters, air transport, MEDEVACs and other specialized aviation installations.

For example, in the first quarter, Ornge, which is a leading Canadian medical transport company implement Iridium for tracking, text messaging, and TeleMedic data capture and transmission, for all of its medical helicopters.  Again, here's an example of a customer choosing Iridium because we provide reliable, critical communication lifelines.

On the last quarterly call, I talked about the opportunity we're seeing in providing Iridium-based safety services to the aviation market, and we continue to make progress towards securing full international regulatory approvals for Iridium to be used for air safety communication by commercial carriers on transoceanic flights.  Soon we expect to commence final onboard evaluation tests with Continental Airlines.

And finally, we've experienced exceptional quarter-over-quarter growth in our machine-to-machine or M2M data market, in terms of both subscribers and revenue.  Iridium's machine-to-machine subscribers nearly doubled in the first quarter of 2009 in comparison to the first quarter of 2008, and Iridium experienced 73 percent growth in service revenue over the prior year quarter.

We attribute this rapid growth to our industry leading offering which combines small, easy to integrate data modems, which our partners manufacture into a broad array of devices for different industries, allowing them to track, monitor, and control assets globally.

It's not hard to see why there is such a great demand for these services.  In Brazil, where there's a truck hijacking epidemic, Iridium is now part of a tracking service that helps ensure the safety of fleets and drivers throughout the country.

In Kuwait, where KGL Transportation Company wanted to ensure the reliable tracking of its assets among a fleet of some 1,500 different trucks, tankers and other vehicles, Iridium helped the company recover revenue in just the first week of use.

In commercial shipping, we're helping companies track and monitor refrigerated containers that carry highly perishable cargo.  Non-U.S. government organizations also rely on Iridium for mission critical activities.

In the first quarter Blue Ocean Satellite Systems and Iridium Bar announced an Iridium-based explosive magazine monitoring solution developed to meet the requirements of Canada's explosive magazine security surveillance program and for the certified two-way access control for tracking and remote monitoring of explosive magazines.

So in just those few examples, you can see why the market is enthusiastic about our M2M offerings.  What's more, we passed a significant milestone in the first quarter surpassing 1 million data messages sent each day over the Iridium network.

You may recall that the Iridium satellite constellation was originally built to carry only voice traffic and it's a testament to the genius of our engineering teams and the resilience and flexibility of our constellation that we're now eight years into providing robust data services that are the fastest growing piece of our business.

So let me transition to our government business now.  This was another good quarter in our long-standing and valued relation with the U.S. government and the Department of Defense, with service revenues from the government increasing more than 30 percent, including revenues from our consulting service contracts.

Iridium continues to be a critical part of the military communications infrastructure in both Iraq and Afghanistan.  Moreover, in a trend that parallels our commercial business, we're seeing more and more defense department uses for our M2M services as military assets are deployed and tracked around the world.

Through consulting services provided under various contracts, we're working with the military on innovations like Netted Iridium, our push-to-talk tactical radio service, which is now in trial use by hundreds of soldiers.  In fact, Iridium anticipates supplying production units under contract by the end of the next quarter.

Before turning the call over to Eric, I want to update you on the status of Iridium NEXT, our next generation of satellite constellation.  Simply put, we're on track and in the final stages of our selection process.  In the coming months, we're concluding a competitive selection of either Lockheed Martin or Thales Alenia Space to be our prime contractor for the new network and we continue to expect to begin deployment in 2014.

So at this point, I'll turn the call over to Eric, who will give you more detail on the first quarter and year-end results and then we'll be able to answer your questions.

Eric.

Eric Morrison:	Thanks, Matt, and good morning everyone.

As you've seen in this morning's press release, Iridium had approximately 328,000 total cumulative subscribers as of March 31, 2009 marking a 31.2 percent increase in subscribers compared to our numbers at the close of the first quarter of 2008.

Revenue in the first quarter of 2009 was $75.8 million versus $74.3 million in the first quarter of 2008 representing a two percent increase.  As Matt indicated, the overall revenue reflects a decline in subscriber equipment revenue, while commercial service revenue increased substantially.

Subscriber equipment revenue was down 34.3 percent to $20.5 million from a $31.2 million in the first quarter of 2008, while commercial service revenue was up 26.9 percent increasing to $36.8 million from $29 million in the same quarter of last year.

Operational EBITDA increased by 4.9 percent to $27.6 million from $26.3 million in the first quarter of 2008.  You will recall that we define operational EBITDA as EBITDA that excludes revenue and expenses incurred in the development of Iridium NEXT, as well as non-recurring expenses related to the company's financing activities, including the transaction with GHQ.

The primary expenses and operational EBITDA in the quarter came from costs associated with Iridium NEXT, our next generation satellite constellation program.

The company tracks operational EBITDA because we believe EBITDA is a useful measure to evaluate the ongoing operational performance of our business.  Our management team also uses operational EBITDA for operational planning purposes, including the preparation of its annual operating budget, financial projections, and compensation plans.

Net income was down 41.9 percent to $9.7 million from $16.7 million in the first quarter of 2008, again primarily due to increased investment in Iridium NEXT.  As we pointed out on the last call, once an agreement with a prime contractor is in place, the NEXT expenses will become capitalized and the impact to net income will be greatly reduced.

In closing, I would like to echo Matt's comment that while this was not a typical quarter for Iridium and we are feeling some effects of the economy in our subscriber sales, overall we are pleased with our results.

We have started the year on track to meet our guidance of low, single digit revenue growth, 11 percent to 20 percent growth in operational EBITDA and a 20 percent increase in cumulative subscribers for the full year of 2009.

With that, I'll turn the call back to Scot Bok.

Scott Bok:	Thanks, Eric, and congratulations to the entire Iridium team on a job well done.

On this morning's conference call, you have heard that there are myriad new and emerging uses for the Iridium network across many different industries, that the company is growing, resilient, and on track against its 2009 financial goals, and that Iridium is making progress towards its next generation satellite constellation.

You've also heard that we are taking steps to create a strong group of fundamental investors to carry Iridium and GHQ forward into the future.  All the factors make us enthusiastic about Iridium and its long-term prospects.

Thank you for your time and attention and we'll now be happy to take your questions.

Operator?

Operator:	At this time, I'd like to remind everyone, in order to ask a question, press star and then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from Chris Quilty with Raymond James.

Chris Quilty:	Good morning, gentlemen.

Matt Desch:	Morning, Chris.

Scott Bok:	Morning.

Chris Quilty:
Wanted to talk a little bit about the hardware sales.  You obviously gave a full year revenue guidance number, but I was hoping you could break that down in terms of service revenues versus hardware, and more specifically, what you see as sort of the recovering pattern for hardware sales to the remaining three quarters of the year.

Matt Desch:
We don't breakdown guidance, really, right.  We're just providing overall guidance in our planning.  To really break that down by equipment and services, I don't think that would be that helpful, especially quarter-over-quarter and how it relates.

However,  you know I think, as I said, the equipment revenue piece of it is affected both by the economy and by the service transition that have between the inventory of the old 9505A phones evolve out of the market and the 9555 comes in.

And as OpenPort continues to ramp, we think that mix will change.  But I still think equipment's going to be softer, really, than service revenues, which I still think will be stronger, so at least in relative terms, I think those general effects are going to continue, but we're not going to break them down at this time.

Chris Quilty:
Fair enough, but perhaps if you look at the first quarter hardware sales, which were down pretty dramatically, would you presume that most of that was related to the economy?  Or was that the channel effect of inventory bleeding down on the old models?  And, I guess, also, have you seen any indications that there's starting to be some channel fill on the 9555?

Matt Desch:
It's hard to tell exactly what the breakdown is.  I mean we only have sort of indirect knowledge about exactly how those effects are working.  You know it's been in discussions with our service providers and some of their distributors, we have – we clearly see that demand is lower right now and that's one aspect of it.  So we see that is an effect.

But we also see the effect that they were really selling the 9505 phones which it does affect our service revenues and increases those.  But those were out in the markets and those were sold last year and really were being taken up as the quarter progressed.

Eventually they're going to run out of those obviously and they're going to need to refill and we are seeing 9555 orders.  Can't really say in terms of exactly how that relates to percentages, et cetera, but we clearly are seeing the transition.  I think it's going to probably continue a little bit through the second quarter but eventually we're going to – those 9905 phones will be gone and it will be all 9555s.

Chris Quilty:	Great. And the – switching to the maritime market, first of all, just a clarification. Are you – have you commenced commercial sales of the OpenPort and are you generating service revenues off it?

And then, the second part of the question I think Iridium – or Inmarsat, excuse me – timed the announcement of their FB150 to coincide with your announcement of commercial service.  What impact have you seen or how do you think the two products stack up or what's the feedback you're hearing you know from the dealer and systems integrator channel about the competitiveness of the two products?

Matt Desch:	Excellent question. First, your first point, yes and yes. We are generating service revenues and they're, as I said, alive in operation and have been for the last couple of months.

We, as you saw the recent announcement that we had, in fact some of our service providers were doing extremely thorough tests of the systems to ensure that when they put them on ships and they're out for weeks at sea or months at sea that there really isn't any kind of service quality issues that they could have.  And all of them have really, at this point, declared that the system is completely ready.

There were ships sailing and revenues being generated you know even before that but I think they're all now saying that the system is rock solid and ready to go.

As far as the FB150, yes we certainly have generated a competitive response in Inmarsat because they realized how competitive now the OpenPort product really is and they've seen it in action.  I really think we're going to have a you know it will be a competitive product in some ways though even at the significant price reduction that it is for Inmarsat to compare to its previous models, it still is probably twice as expensive as OpenPort from a hardware perspective and is more expensive on a service front.

So it's certainly the most competitive product that Inmarsat will have against OpenPort but it still doesn't match OpenPort's economics.  And that's just on sort of the short-term basis.  We really think there's going to be some long-term customer advantages to OpenPort.

It's a much simpler product mechanically and therefore will probably last a lot longer, require less maintenance and adjustments and repairs.  So the long-term costs of ownership per ship owner is going to be better too.

Don't just take that from me.  You can check the channels you know yourself.  They are service providers.  They are distributors.  They've been selling us this.  They've been announcing this.  They've been announcing trade-up programs to the older Inmarsat technology that's being phased out, things like

miniM and Inmarsat-C, et cetera. And they are saying that – they are telling us really that it's a very, very competitive product that's going to be a winner in the market.

Chris Quilty:
Excellent.  You mentioned on the aviation side of the market the business jet and obviously the fact that that market has weakened.  I was always under the assumption that most of your tracking units were on helicopters.

Is business jet a significant end market for you and you know can you just comment on you know, where you are seeing pockets of strength in that market?

Matt Desch:
We've always been, business jets have always been a part of our aviation sector and you know really general aviation and corporate aviation are a place where Iridium has significant advantages over any other solution because you know the size of our antennas are typically very, very small compared to anything that they'd have to put on for a geostationary system.

So our systems are lighter.  You know they're aerodynamic antennas and they cost a lot less.  So we've always had good use in corporate aviation and many big platforms, corporate aviation platforms, come off the line with an Iridium system in them.

You know partners like NetJets, for example, has one in almost all their aircraft, for example.  So you know it's always been a part of our aviation market but as I said we have a diversity of applications.

We've always been – we always did very well on helicopters for the same reason, because of the weight and size, power, et cetera are better for helicopter tracking or communication platform as well, and also you know increasingly in things like UAVs and other kinds of balloons and other kinds of things that are in the air.

And the new market, as I said before, is where we hadn't really been much in the past, has been commercial aviation.  Our systems were used by some aircraft for you know calling by the crew, particularly freight and some commercial aircraft. But now with aviation safety services, we're going to start penetrating that market more significantly.

Chris Quilty:
And that obviously brings up the question with the Air France flight 447.  If they did have an Inmarsat system onboard, it went in-operational as soon as the electrical power went down because there's no backup battery system.

You know is this, not to be gruesome, but is there an opportunity here for Iridium you know whether the pilots were carrying a handheld unit that you know you could integrate as a tracking device or to sell discreet tracking devices that you know you could install on commercial aircraft.

Matt Desch:
Well you know some of those sort of things exist in tracking solution.  Some of our VAMs and VARs in the avionic sector and we have about, I don't know the exact number, but roughly about 15 or so in that general category, build tracking solutions into their products.

And there is ability, if they use it, to provide live tracking of the aircraft as it proceeds.  So clearly one would have been able to see exactly where the last place it was.  And those things can have battery backups and provide that as well.

And increasingly we're seeing other devices.  You know people do use handheld devices.  We think, we can't really track it as much, but a lot of handheld devices are used by pilots around the world for emergency reasons.

And you know we certainly are very popular in Alaska and other places where just about every bush pilot probably would carry an Iridium phone with them just to ensure that if, in remote locations, they can use it for emergency purposes.

But you know as I said, we're getting a lot of scrutiny right now by ICAO and FAA and we're completing something call FANS testing I think this summer.  Yes, it stands for Future Air and Navigation Systems, which is the ICAO's standard really for aviation safety services in the future for providing tracking, providing for flight following, providing for flight plan filing, and communication between aircraft.

Replacing either the existing systems that are in those systems or being put on new aircraft as the sole purpose for really safety type services on commercial aircraft.  So you could see an aircraft like that with one of our systems in the future on it.

Chris Quilty:
Great.  Finally, the Iridium per se, the Netted Iridium product – when you say that that product will begin production shipment at the end of next quarter, is that the end of the second quarter or the end of the third quarter?

Matt Desch:
I think it's the end – well it's the end of the third quarter.  We're going to be putting out some news I think on that pretty soon which will give you some more information about that.  Just for those others, we have been in sort of a prototype test phase right now with Netted over the last few years, primarily driven by the Marine Corps but with a lot of growing interest in the last year, year and a half by a number of other areas in the military who see this as a gap filler for Tasco radios which they have been running out of capacity for in the last few years and they see a real gap in the next few years.

So they have been funding us and we've been using their money to adapt our system, both in our satellite and in devices that they are getting people to produce that will be able to use Iridium service as a tactical push to talk radio system.

And it's pretty exciting and we've heard great things from the people who are using it right now live in Afghanistan where it is – has been talked about quite a bit in military circles as a real important system for the future.

We see that system kind of going commercial, if you will, at least in our terminology where it will – where it's being finalized and we'll really see what I would call true commercial units being shipped now in volume usage, as I said, toward the end of the third quarter and through next year.  And I think that that will be a driver of growth on the DOD side or the defense side going forward.

Chris Quilty:	Now, did you accelerate the launch date for that, because I thought you had talked about a 2010 launch date previously?

Matt Desch:
Well, there's a lot of R&Ds that we are being built to develop and it's an ongoing product with enhancement going forward.  I think the 2010 date you may have heard before is probably the completion of a phase of the R&D contract.

But really, it provides a commercial capability that can be used in the field quite a bit earlier than that.  It's just, the R&D will be complete by that time.  So it's all done, essentially, at least that phase of the program is done by 2010.

So it will probably be declared you know final from that perspective by our customer but it really is going to be in use before that.

Operator:	As a reminder, in order to ask a question, press star then the number 1 on your telephone key pad. Your next question comes from Kent Escalara with RBC Capital Markets.

Kent Escalara:	Hi guys. I was just wondering when you expect to close the transaction.

Scott Bok:
Maybe I'll answer that one, Matt.  It's – the really substantive issue that remains is simply the FCC approval.  You know we're working our way through the FCC process but that's a fairly tried and true path that we've been on many times with other companies.

So the one issue that is not as knowable because there's just not a defined statutory time table is the FCC approval.  So we're, obviously we're taking a lot of steps to move the transaction forward and you know whether it happens in you know a matter of weeks or whether it ends up  happening you know in a few months is just something we don't know.

So we're getting as ready as we can.  Obviously we'd like to go to our shareholders as soon as we can.  We're in a very strong market.  The company has strong results.  It's a great time to bring this to a head and you know as soon as we get that clearance, we're going to do that.

Kent Escalara:	So would your best guess be the third quarter?

Scott Bok:
I – I mean, it would probably be a guess, but I think I mean realistically you know if we haven’t mailed already it’s going to be at least July so you know we’d love to get it done in July.  If we don’t get it done in July we’d certainly love to get it done in September.

You know I guess if I was guessing, yes, I think it should be the third quarter.  But again it’s a regulator.   We don’t know why we wouldn’t be cleared in plenty of time to do say you know the September date at a minimum but it’s a regulator.  They makes their own decisions and obviously there’s just no guarantees that we can give or even have for ourselves.

Kent Escalara:
OK.  And with regard to the open market of privately negotiated transactions, is that something you could talk about in a little more detail as far as you know maybe the quantity or limits to you know what the size of those would be, if any.

Scott Bok:	I mean certainly of course there are limits. We know, certainly we’ve seen what other SPACs have done. We think we have a higher quality company than frankly any of those.

We believe there is strong fundamental interest among institutional investors in becoming significant owners of Iridium and at the same time we know that some Iridium or GHQ shareholders are probably not long-term holders.

So we’re going to explore as other SPACs have done.  The possibility of having agreements to buy back shares from some shareholders that are not likely long-term holders and essentially at the same time place shares with institutions who we think are good long-term investors.

And that’s essentially what many others have done.  We think we’re in a stronger position to do it because of the higher quality company, the market rally, what’s happened with our peer group, the company’s results, et cetera.  And you know and then of course we announced the Bank of America repurchase of the warrants and you know we think there is the possibility of exploring more transactions along those lines as well.

Operator:	At this time, we have reached the allotted time for questions. I would now like to turn the call back over to Mr. Bok.

Scott Bok:	OK, well, we just want to thank everybody for dialing in and we look forward of keeping you apprised as we continue to make progress. Thank you.

Male:	Thank you.

Operator:	This concludes today's conference call. You may now disconnect.

END